Proxy Results
Below are the proposals considered at the meeting, and the results
Are as follows:

___________________________________________________________
Large Cap Growth Fund
                 Shares__________________
			            For        Against      Abstained

To change the portfolio's
    Investment objective	29,603,737	210,747       466,419


Equity Income Fund:
                Shares__________________
			           For         Against   Abstained

To change the portfolio's
    Investment objective	24,317,285	752,306	395,655